Exhibit 10.1
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is made as of April 13, 2009 and entered into by and between Dick’s Sporting Goods, Inc. (“Employer”) and Gwendolyn K. Manto (“Employee”):
     WHEREAS, Employee was employed by Employer as Executive Vice President — Chief Merchandising Officer; and
     WHEREAS, Employee’s last day of employment with Employer is April 13, 2009, (the “Termination Date”); and
     NOW THEREFORE, with the intent to be legally bound hereby, and in consideration of the mutual promises contained herein (including the above “whereas” clauses which are incorporated into this Agreement in full) the receipt and adequacy of which are hereby acknowledged, Employer and Employee agree as follows:
1.	SEVERANCE PAY & BENEFITS
Provided Employee executes this Agreement, and has not revoked her acceptance of this Agreement as permitted by paragraph 6, and this Agreement has become effective within thirty (30) days of the Termination Date, Employer shall pay Employee (i) a lump sum payment as a one-time separation payment in the gross amount of One Hundred Seventy-Five Thousand Dollars ($175,000.00) minus all deductions required by law (“Separation Payment”) and (ii) a severance amount in the gross amount of Eight Hundred Four Thousand Six Hundred Eighty Seven Dollars and Fifty Cents ($804,687.50), minus all deductions required by law (“Severance”), and in accordance with the following terms and schedule:

(a)	The Separation Payment will be made within thirty (30) days of the Effective Date of this Agreement. The first installment of the Severance in the amount of Twenty Six Thousand Eight Hundred Twenty Two Dollars and Ninety Two Cents ($26,822.92), minus all required deductions, will be paid on the first regular pay date after the Effective Date.

(b)	The balance of the Severance shall be paid in Twenty-Nine (29) equal installments of Twenty Six Thousand Eight Hundred Twenty Two Dollars and Ninety Two Cents ($26,822.92), minus all required deductions. The first installment shall be paid on the first regular pay date after the Severance payment described in subparagraph 1(a) of this Agreement. Subsequent installments shall be paid every two weeks thereafter in accordance with Employer’s established payroll practices on Employer’s regular pay dates until the final such payment has been made (“End of Severance Period”).

(c)	All the payments described or made in this Agreement, including in paragraph 1 hereof will be subject to normal and ordinary payroll deductions and all withholdings or taxes required by law, and in addition to such deductions, withholding and taxes any amounts authorized by the Employee. Further, the Employer and Employee agree that so long as Employer has made or makes at least four (4) payments of Severance, the Employer may, at its election, suspend any further payment of Severance to Employee if at any time Employee is in violation of any term of subparagraph 3(b) hereof, and may continue to suspend any such payments during the period that Employee is in violation of such agreement; provided, however, that prior to suspending any Severance payments, Employer shall provide Employee with notice of the alleged violation and a reasonable opportunity for the Employee to cure the alleged violation by compensating the Employer for any damages incurred and by reinstating the status quo prior to the violation; such cure period to be not less than ten (10) calendar days after the date the Employer gives such notice and shall be up to thirty (30) calendar days if the alleged violation is not one by its terms that could be cured within ten (10) calendar days and Employee is making diligent efforts to cure. Further, Employee and Employer agree that so long as Employer has made or makes at least four (4) payments of Severance, Employer is under no further obligation to make any Severance payments after the date that Employee has obtained employment that is substantially similar in compensation as Employee received while actively employed by Employer. Any other employment’s compensation will be deemed to be “substantially similar” to that which was paid by Employer if compensation from such other employment, on an annual basis, is actually paid at or set at not less than 80% (as determined on a pre-tax and pre-withholding basis in dollars) of Five Hundred Fifteen Thousand Dollars ($515,000.00).

(d)	As of the Termination Date, all of Employee’s benefits shall cease except as otherwise specifically set forth herein. However, if Employee executes this Agreement and does not revoke her acceptance of it and if Employee elects health insurance coverage through COBRA, then Employer will pay the full cost of COBRA coverage for Employee and her eligible dependents (based on her current election of family coverage) for a period of time that begins upon Effective Date and continues for a period of fifteen (15) months thereafter; provided, however, at each date that a normal payroll is paid by Employer during the time the Employer is paying for COBRA, Employee hereby agrees and hereby authorizes that she will be billed during each normal pay cycle of Employer by CONEXIS Benefits Administrators, LP (or any other authorized agent of Employer), as a reimbursement to the Employer for a portion of the cost of COBRA in an amount in cash equal to the amount that Employee was paying per Employer’s normal pay cycle for medical coverage premiums for medical coverage under Employer’s medical coverage benefit plans, as of the Termination Date (the “COBRA Payments”). Employee agrees to pay, have deducted or set off from amounts otherwise payable to her hereunder, each COBRA Payment. If during the period when COBRA is being paid for by Employer hereunder, the amounts for medical coverage premiums for medical coverage under Employer’s medical coverage benefit plans that are paid by employees similarly situated to Employee increase, then Employee will be responsible for and pay, have deducted or set off (and agrees to be billed for) any increase in the amount paid for medical coverage benefit plans that is paid by employees similarly situated to Employee as part of the COBRA Payments. The COBRA Payments will be billed and made on the same pay cycle as the Severance payments are made under subparagraph 1(a) and (b) hereof. The period of continued health coverage being paid for by Employer hereunder shall be deemed to run concurrent with the continuation period federally mandated by COBRA, or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees. Employer and Employee agree that to the extent permitted by law, and Employer’s then-current health insurance plan, the COBRA qualifying event shall be the Termination Date. Employee and Employer expressly acknowledge and agree that the Employer’s obligations as to the provision of medical care, or medical insurance benefits, to Employee, or any other person, are limited to the provision of such insurance benefits under COBRA to the extent provided by law, and to the payments set forth in this Agreement.

Employee acknowledges that Employer will provide the required information regarding rights to extend health coverage under Employer’s group health insurance plan under COBRA. At the end of the fifteen (15) month period, or earlier, if Severance payments made hereunder cease, Employee will be responsible for the total COBRA cost for any remaining COBRA benefit period (if any) for which she (or her eligible dependents) is eligible and elects to participate.

Notwithstanding anything to the contrary in this Agreement, if Employee becomes eligible for medical coverage with a new employer or otherwise obtains medical coverage, then Employer’s obligations under this subparagraph 1(d) to pay for COBRA coverage costs shall cease unless otherwise required by law. If such an event occurs during a COBRA continuation period or Severance payments hereunder cease, then any COBRA coverage thereafter shall be at Employee’s expense.

(e)	Because Employer’s insurance and disability insurance plans do not permit continuing coverage for ex-employees, if Employee executes this Agreement and does not revoke her acceptance of it, Employer will pay in cash to Employee (less applicable withholdings required by law), as soon as practicable after Effective Date of this Agreement (but no later than 30 days thereafter), in lieu of continued coverage under those plans, One Thousand Nine Hundred Twelve Dollars and Fifty Cents ($1,912.50) on a net basis which represents the cost of Employee’s current benefits under Employer sponsored life insurance (including Employer-paid life/AD&D and dependent life (Employee-paid)), disability insurance, including short term disability and long term disability (both Employer paid) and executive long term disability (Employee-paid)) for a period of fifteen (15) months.

(f)	The severance payments and other benefits described in paragraph 1 are not otherwise owed to Employee and are being paid to Employee in exchange for Employee’s agreement to be bound by the terms of this Agreement. With the exception of the promises that Employer makes in this Agreement, Employer owes Employee no wages, commissions, bonuses, severance pay, or other compensation, benefits or payments of any kind. Without limiting the foregoing in any manner, Employee acknowledges and agrees that the payments set forth in paragraph 1 are (i) in full payment of any and all salary, bonus, severance or other payments to which Employee is or may otherwise be entitled to receive from Employer; and (ii) in full settlement of any and all claims, disputes, differences or other matters pertaining to, arising from, or associated with Employee’s employment with and separation of employment from Employer.

(g)	Upon the Effective Date, Employer will make available to Employee appropriate executive-level outplacement services through the firm of Lee Hecht Harrison, up to a maximum cost to Employer of $15,000.

(h)	The provisions of this Agreement will be interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code (“Section 409 A”), the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so interpreted, or construed). For purposes of Section 409A, each payment shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made following Employee’s termination date and within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); and (ii) each payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the separation pay exception as specified in Treas. Reg. § 1.409A-1 (b)(9)(iii). Employee shall have no right to designate the date of any payment under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Section 409A may impose upon Employee certain taxes or other charges for which Employee is and shall remain solely responsible, and nothing contained in this Agreement shall be construed to obligate Employer or Releasees for any such taxes or other charges, and in no event shall Employer or Releasees have any liability to any participant (or any other person) due to the failure of the Agreement or any payment hereunder to satisfy the requirements of Section 409A or any other applicable law. Employee has been terminated by the Employer effective as of the Termination Date and Employee has been so advised of that fact and acknowledges that she has been so advised. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Code (and not excepted therefrom) and payable on account of a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of the Employee) if the Employee is a “specified employee” (as defined in

Section 409A of the Code and determined in accordance with the procedures established by the Employer). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the 6-month anniversary of the date of termination.
2.	RELEASE AND WAIVER OF CLAIMS
(a)	As used in this Agreement, “Releasees” shall collectively mean Employer, its parents, subsidiaries, affiliates, successors and assigns; the present or former directors, officers, shareholders, employees, agents, and attorneys of any of them; and the current or former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Employer; all in their individual and official capacities.

(b)	Employee, on behalf of Employee and Employee’s heirs, executors, administrators, successors, assigns and trustees, irrevocably and unconditionally releases, acquits and forever discharges Releasees of and from any and all charges, complaints, claims, actions, suits, and debts, of whatever nature, whether known or unknown, which Employee now has, may have, or claims to have, or which Employee at any prior time had or claimed to have against Employer or any of the Releasees, arising out of any matter occurring or accruing on or before the date Employee executes this Agreement, including, but not limited to, any claims arising from or during Employee’s employment with Employer, related to Employee’s employment with Employer, and/or as a result of Employee’s separation from employment with Employer.

(c)	The release and waiver set forth in subparagraph 2(b) of this Agreement includes, but is not limited to, any claims arising under any federal, state or local statutes, regulations, ordinances or common laws, specifically including, but not limited to: the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Civil Rights Act of 1866; the Civil Rights Act of 1871; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Employment Retirement Income Security Act of 1974; the Family and Medical Leave Act; the Sarbanes Oxley Act of 2002; Pennsylvania Human Relations Act — 43 Pa. C.S.A., §951 et seq.; Pennsylvania Minimum Wage Act — 43 Pa. C.S.A., §33.101 et seq.; Pennsylvania Whistleblower Law — 43 Pa. C.S.A., §1421 et seq.; Pennsylvania Equal Pay Law, as amended — 43 Pa. C.S.A., §336.1 et seq.; Pennsylvania Wage Payment and Collection Law, as amended — 43 Pa. C.S.A., §260.1 et seq.; all as amended; any common law claims including but not limited to those alleging wrongful discharge; intentional or negligent infliction of emotional distress; breach of contract; promissory or equitable estoppel; discrimination; defamation; invasion of privacy; negligence; breach of duty; and/or claims for attorney’s fees, punitive, compensatory and liquidated damages, expenses or costs.

(d)	Employee releases and discharges Releasees not only from any and all such claims or causes of action which Employee could make on Employee’s own behalf, but also those that may or could be brought by any person or organization on Employee’s behalf, and Employee specifically waives any right to become and promises not to become a member of any class in any proceeding or case in which any such claim or cause of action against Releasees may arise, in whole or in part, from any event which occurred on or before the date Employee executes this Agreement.

(e)	Employee represents and warrants that Employee has not filed any charges, complaints, claims or actions against Employer or any of the other Releasees, based on any event that took place on or before the date Employee executes this Agreement. Employee further represents that Employee has not previously assigned or transferred or purported to have assigned or transferred, to any person or entity, any claim released by Employee under the Agreement or any portion thereof or interest therein.

(f)	The release and waiver set forth in this Agreement does not prohibit Employee from filing an administrative charge of alleged discrimination with the Equal Employment Opportunity Commission, or otherwise participating in, or cooperating with, any investigation by such agency. However, Employee waives any right to monetary or other recovery should any federal, state or local administrative agency pursue any claim on Employee’s behalf relating in any way to Employee’s employment with Employer, to Employee’s separation from employment with Employer, or to any of the claims that are otherwise subject to the release and waiver of claims set forth in this Agreement.

(g)	Employee represents that Employee is not aware of any facts that would support any claim of discrimination or other unlawful conduct by any current or former employee of Employer against Employer or any of the other Releasees. Employee further represents that she has not suffered any work-related injury while in the employ of the Employer, has not been denied reinstatement to any position of employment with Employer related to any Family and Medical Leave, and is not aware of any facts relating to wrongdoing by any person, including Employee, relative to the conduct of the Employer’s business affairs.

(h)	The release and waiver set forth in this Agreement is in exchange for valuable consideration that Employee would not otherwise be entitled to receive.

(i)	Upon receipt of the consideration referred to herein, according to the terms of this Agreement, Employee will have received complete satisfaction of any and all claims, whether known, suspected, or unknown, that Employee may have or has had against Releasees. Employee waives any and all relief not explicitly provided for herein.

(j)	The release and waiver set forth in this Agreement does not diminish or otherwise adversely impact any vested benefits to which Employee might be entitled, if any, pursuant to any pension or retirement savings plan, or Employee’s right to enforce this Agreement.
3.	TERMINATION OF EMPLOYMENT, RETURN OF DOCUMENTS, TRANSITION, NON-COMPETE AND NON SOLICITATION OF EMPLOYEES AND OTHER ARRANGEMENTS
(a)	Employee’s employment relationship with Employer has been permanently and irrevocably severed as of the Termination Date, and Employee forever waives any and all claims or right to reinstatement or future employment with Employer. Employee agrees that Employee shall not at any time seek or accept future employment with Employer in any capacity. A breach of this subparagraph 3 (a) by Employee shall constitute lawful and just cause to refuse to employ Employee or to terminate Employee if already employed, and Employee shall have no cause of action against Employer for such refusal or termination.

(b)	Beginning on the date hereof and continuing for the Restricted Period (as defined below), the Employee shall not: (i) own, manage, control, be employed by, be a consultant to, participate in, or be connected in any manner with the ownership, management, operation, or control of any entity that owns and/or operates Big Box (as defined below) sporting goods retail stores in a metropolitan area where the Company operates such a store or stores, or has specific plans to open such a store within one year after the Termination Date, if the Employee had been informed of such store opening plans prior to the Termination Date, specifically including but not limited to The Sports Authority, Inc., Gart Sports Company, Gander Mountain/Holiday Companies, Bass Pro Shops and Cabela’s, Inc., and their respective successors and affiliates; or (ii) induce or solicit, directly or indirectly, any person who is an employee, officer or agent of the Company to terminate said relationship, or otherwise assist in the recruitment of any Company employee to accept employment with another employer. For purposes of this paragraph 4, the term “Company” shall mean and include, in addition to Employer itself, and its subsidiaries and their respective successors and assigns. For purposes of this paragraph 4, (i) the “Restricted Period” means a period of twelve (12) consecutive months from the Termination Date; and (ii) “Big Box” means a store specializing in the sale of goods having at least twenty-five thousand (25,000) square feet of selling space dedicated substantially to the retail sale of hard and soft line sporting goods and apparel, including single stores, stores that are part of regional or nationwide chains, specialty stores, and any other sales establishments otherwise meeting the foregoing definition.

(c)	Both parties hereto recognize that the obligations of the Employee under subparagraph 3(b) of this Agreement are special, unique and of extraordinary character and if the Employee hereafter fails to comply with the restrictions imposed upon her under this Agreement, the Company will not have an adequate remedy at law. It is agreed that under such circumstances, the Company, in addition to the right to terminate the payments due to the Employee as set forth herein and any other rights which it may have, shall be entitled to injunctive relief to enforce any such restrictions and obligations, and that in the event any actual proceedings are brought in equity to enforce any such provision, the Employee shall not raise as a defense that there is an adequate remedy at law.

(d)	Employee agrees to be reasonably available to Employer and the Releasees for the purpose of responding to requests for information concerning the Employer’s and its affiliates business or work performed by Employee, and to provide information, documents, declarations or statements, and to meet with attorneys and other Employer representatives, to prepare for and give depositions or testimony, and/or to otherwise cooperate in the investigation, defense or prosecution of matters relating to any threatened, present, or future legal action, investigations or administrative proceedings involving the Releasees and their affiliates. Employer will advance or reimburse Employee’s reasonable cost incurred as a result of Employee’s obligations under this provision.
4.	NON-DISPARAGEMENT AND REFERENCES
(a)	Effective as of the Termination Date, and going forward thereafter, Employee shall not make or publish any statements that disparage, denigrate or are otherwise critical of Employer or any of the Releasees, except as may be permitted by subparagraph 2(f) of this Agreement.

(b)	In the event Employer’s Human Resources Department receives a reference inquiry regarding Employee, Employer shall respond to such inquiry by advising the inquirer that Employer’s standard policy is to confirm only the dates of Employee’s employment, and Employee’s final salary and last position held, and will not provide any additional information about Employee’s employment, unless additional disclosure is compelled by applicable law or governmental regulation.
5.	CONSTRUCTION AND INTERPRETATION
(a)	Neither the Agreement nor anything contained herein shall be construed as an admission of liability for unlawful or wrongful acts, and this Agreement shall not be admissible in any proceeding as evidence of an admission by Employer of a violation of any federal, state or local constitutional provision, statute, regulation, ordinance, order or common law.

(b)	Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, other than the release and waiver of claims provisions contained herein, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

(c)	Employer and Employee have had the opportunity to obtain the advice of legal counsel and to review this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.

(d)	This Agreement, including the documents referenced herein, is a fully integrated contract and sets forth the entire agreement between the parties with respect to the financial terms of Employee’s separation and Employee’s release and waiver of claims against Employer, except for Employee’s rights with respect to the exercise of any Employer stock options granted to her or the ownership rights of any restricted stock issued to her, which are governed by the agreement/award documentation under which the grants were made and the Employer’s Amended and Restated 2002 Stock and Incentive Plan, which shall govern and controls all aspects of those awards. Any amounts or assets held by Employee in Dick’s Sporting Goods Supplemental Smart Savings Plan, Dick’s Sporting Goods Officers’ Supplemental Savings Plan or Employer’s 401(k) plan, if any, shall be governed by the respective plans and related documents as such materials may be amended from time-to-time. This Agreement and the documents referenced herein fully supersede any and all prior agreements or understandings between the parties. This Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns and may not be modified except in writing signed by both Employer and Employee. Notwithstanding the foregoing, Employer and Employee agree that they will modify or amend any provision of this Agreement or take any other action, to the extent necessary to conform the provisions of this Agreement or the benefits provided thereunder with Section 409A, the regulations issued thereunder or an exception thereto.

(e)	The waiver by Employer any breach by Employee of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Employee of the same or a different provision.

(f)	This Agreement shall be construed and enforced under the laws of the Commonwealth of Pennsylvania, notwithstanding its conflicts of laws provisions. Further, the parties expressly agree that any action related to the enforcement or interpretation of this Agreement shall be brought and maintained solely and exclusively in the United States District Court for the Western District of Pennsylvania. Should such court decline to exercise jurisdiction over any such action, then any such action shall be brought and maintained solely and exclusively in the Court of Common Pleas of Allegheny County, Pennsylvania.
6.	REASONABLE OPPORTUNITY TO REVIEW
(a)	Employer and Employee acknowledge that they have carefully read and fully understand the provisions of this Agreement, that they have had a full and fair opportunity to consider the terms of this Agreement (including the release and waiver of claims set forth herein) for a reasonable period of time, and that their acceptance of the terms of this Agreement is both knowing and voluntary.
(b)	Employee acknowledges that Employee has been advised to consult with a lawyer of Employee’s choosing and that Employee has had an opportunity to consult with a lawyer of Employee’s choosing regarding Employee’s lawful remedies and rights as well as the meaning and significance of the terms of this Agreement.

(c)	Employee represents and acknowledges that in executing this Agreement Employee does not rely and has not relied upon any representation or statement made by Employer or by any of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

(d)	Employee confirms that Employee has been given at least twenty-one (21) days to consider the terms of this Agreement before signing the Agreement. If Employee executes this Agreement prior to the expiration of the twenty-one (21) day period, Employee acknowledges that Employee does so solely because Employee already fully and carefully considered the Agreement before signing it. The Employee and Employer further agree that to the extent that this Agreement was modified by the parties prior to its execution by the Employee, such modification does not restart or extend this twenty-one (21) day period.

(e)	Employee may revoke this Agreement by delivering a written revocation to Kathryn L. Sutter, Senior Vice President Human Resources, Dick’s Sporting Goods, 300 Industry Drive, RIDC Park West, Pittsburgh, PA 15275, within seven (7) days after Employee’s executing the Agreement. The obligations of Employer set forth in this Agreement shall not commence until the seven (7) day period set forth herein has expired without Employee’s revocation. This Agreement (including without limitation the release and waiver of claims) shall become effective immediately upon the expiration of this seven (7) day period, absent revocation. If revoked during this period, this Agreement shall be null and void. If it is not revoked, it shall be deemed in full force and effect at the end of such seven (7) day revocation period. Employee’s acceptance of any payments described in paragraph 1 of this Agreement shall constitute an admission by Employee that Employee did not revoke the release and waiver of claims under the Age Discrimination in Employment Act as permitted herein.

7.	DATE OF AGREEMENT

The date of this Agreement shall be on the latest date of execution by the undersigned parties, but in no event shall it be effective before the expiration of the seven (7) day revocation period set forth in subparagraph 6(e) above (the “Effective Date”).
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL
KNOWN AND UNKNOWN CLAIMS.
ENTERED INTO BY THE RESPECTIVE PARTIES HERETO, INTENDING TO BE
LEGALLY BOUND HEREBY

DICK’S SPORTING GOODS, INC.

/s/ Gwendolyn K. Manto	By:	/s/ Kathryn L. Sutter

Gwendolyn K. Manto		Kathryn L. Sutter,
Senior Vice President Human
Resources

Dated: 4-27-09		Dated: 4-30-09

COMMONWEALTH OF PENNSYLVANIA	)
) SS.:
COUNTY OF ALLEGHENY	)
     On this 30 day of April, 2009, before me, the subscriber, personally came Kathryn L. Sutter, Senior Vice President Human Resources, of DICK’S SPORTING GOODS, INC., known to me to be the same person described in and who executed the within instrument on behalf of DICK’S SPORTING GOODS, INC. and she duly acknowledged to me that she executed the same.

/s/ Rhonda L. Mike
Notary Public
COMMONWEALTH OF PENNSYLVANIA Notarial Seal Rhonda L. Mike, Notary Public North Fayette Twp., Allegheny County My Commission Expires Feb. 22, 2011 Member, Pennsylvania Association of Notaries

COMMONWEALTH OF PENNSYLVANIA	)
) SS.:
COUNTY OF: ALLEGHENY	)
     On this 27 day of April, 2009, before me, the subscriber, personally came Gwendolyn K. Manto known to me to be the same person described in and who executed the within instrument and she duly acknowledged to me that she executed the same.

/s/ Rhonda L. Mike
Notary Public
COMMONWEALTH OF PENNSYLVANIA Notarial Seal Rhonda L. Mike, Notary Public North Fayette Twp., Allegheny County My Commission Expires Feb. 22, 2011 Member, Pennsylvania Association of Notaries